Exhibit 99.1
Contact: Spencer Kurn
Senior Vice President, Investor Relations
Telephone: (617) 375-7517
AMERICAN TOWER CORPORATION REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Third Quarter 2026
●	Total revenue increased 2.5% to $2,785 million(1)
●	Total property revenue increased 4.5% to $2,734 million, driven by 1.1% Organic Tenant Billings Growth and 16.3% cash revenue growth in Data Centers(1)
●	Net income decreased 14.4% to $781 million(2)
●	Adjusted EBITDA increased 0.9% to $1,832 million(3)
●	Net income attributable to AMT common stockholders decreased 10.3% to $766 million(2)(3)
●	AFFO attributable to AMT common stockholders increased 2.4% to $1,335 million
●	Allocated $315 million to share repurchases, and subsequent to quarter end, the Board of Directors authorized an additional $2.0 billion for future repurchases
●	Raising full-year 2026 outlook, reflecting consistent growth across our global tower portfolio, Data Centers outperformance, and disciplined capital allocation

Boston, Massachusetts – October 27, 2026: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended September 30, 2026.
Steve Vondran, American Tower’s Chief Executive Officer, stated, “We delivered another solid quarter, supported by consistent leasing demand across our global tower portfolio and continued outperformance from CoreSite. This momentum, combined with disciplined capital allocation, enabled us to raise our full-year outlook for the third time this year.
Our results reflect the strength of our business and a portfolio that has become increasingly focused on high-quality assets and attractive growth opportunities. The actions we have taken to simplify the portfolio and enhance financial flexibility are creating a stronger foundation for durable, long-term growth.
At the same time, demand for digital infrastructure continues to expand as wireless connectivity, cloud adoption, and AI applications become increasingly critical to the global economy. With our premier global tower portfolio and differentiated interconnection-focused data center platform, we believe American Tower is uniquely positioned to capitalize on these trends and deliver sustainable long-term value for our shareholders.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended September 30, 2026 (all comparative information is presented against the quarter ended September 30, 2025).

($ in millions, except per share amounts.)	Q3 2026	Growth Rate
Total revenue(1)	$2,785	2.5%
Total property revenue(1)	$2,734	4.5%
Total Tenant Billings Growth	$34	1.7%
Organic Tenant Billings Growth	$22	1.1%
Property Gross Margin(3)	$2,009	2.5%
Property Gross Margin %	73.5%
Net income(2)	$781	(14.4)%
Net income attributable to AMT common stockholders(2)(3)	$766	(10.3)%
Net income attributable to AMT common stockholders per diluted share(2)(3)	$1.64	(9.9)%
Adjusted EBITDA(3)	$1,832	0.9%
Adjusted EBITDA Margin %	65.8%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders(2)(3)	$1,165	(7.7)%
AFFO attributable to AMT common stockholders	$1,335	2.4%
AFFO attributable to AMT common stockholders per Share	$2.87	3.2%
Cash provided by operating activities	$1,393	(4.6)%
Less: total cash capital expenditures(4)	$407	(14.6)%
Free Cash Flow	$986	0.2%
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(1)Q3 2026 growth rates impacted by a decrease in non-cash straight-line revenue, which represented approximately $(24.0) million in the current period as compared to approximately $27.7 million in the prior-year period.
(2)Q3 2026 growth rates impacted by unrealized losses on equity investments of approximately $(71.5) million in the current period as compared to unrealized gains of approximately $10.9 million in the prior-year period.

(3)Q3 2026 growth rates impacted by a decrease in non-cash straight-line revenue, net of non-cash straight-line expense, which represented approximately $(31.7) million in the current period as compared to approximately $18.3 million in the prior-year period.
(4)Q3 2026 cash capital expenditures include $9.1 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended September 30, 2026, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q3 2026(1)
Distributions per share	$1.79
Aggregate amount (in millions)	$831.0
Year-over-year per share growth	5.3%
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(1)    The distribution declared on September 17, 2026 was paid on October 20, 2026 to stockholders of record as of the close of business on September 30, 2026.

Stock Repurchase Program – During the third quarter of 2026, the Company repurchased a total of approximately 1.8 million shares of its common stock for an aggregate of approximately $315 million, including commissions and fees. Subsequent to the end of the third quarter, through October 20, 2026, the Company repurchased approximately 0.4 million shares of its common stock for an aggregate of approximately $68 million, including commissions and fees. As of October 20, 2026, the Company had approximately $1.1 billion remaining available under its stock repurchase program.
On October 23, 2026, the Company’s Board of Directors authorized an increase in its share repurchase program to permit the Company to purchase up to an additional $2.0 billion of its outstanding common stock, in addition to the remaining available amount noted above. The Company may repurchase shares from time to time in the open market or in other privately negotiated transactions, subject to market conditions.

Divestitures – During the three months ended September 30, 2026, the Company, through its subsidiary, American Towers LLC, entered into an agreement pursuant to which it expects to sell 100% of the ownership interests in its subsidiaries in Canada for total aggregate consideration of approximately 288 million Canadian Dollars (approximately $202 million). The Company expects to complete the sale during the fourth quarter of 2026, subject to customary closing conditions.

Capital Expenditures – During the third quarter of 2026, total capital expenditures were approximately $407 million, of which $48 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended September 30, 2026, the Company’s Net Leverage Ratio was 4.9x net debt (total debt less cash and cash equivalents) to third quarter 2026 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding.)	As of September 30, 2026
Total debt	$37,579
Less: Cash and cash equivalents	1,872
Net Debt	$35,707
Divided By: Third quarter annualized Adjusted EBITDA(1)	7,327
Net Leverage Ratio	4.9x
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(1)Q3 2026 Adjusted EBITDA multiplied by four.
Liquidity and Financing Activities – As of September 30, 2026, the Company had approximately $10.6 billion of total liquidity, consisting of approximately $1.9 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $8.7 billion under its revolving credit facilities, net of any outstanding letters of credit.
On September 14, 2026, the Company repaid $600.0 million aggregate principal amount of its 1.450% senior unsecured notes due September 15, 2026 (the “1.450% Notes”) upon their maturity.
On September 14, 2026, the Company issued an aggregate principal amount of $1.6 billion in senior unsecured notes due 2031, 2033, and 2036. The net proceeds were used to repay the 1.450% Notes, to repay the existing indebtedness under the Company’s $6.0 billion senior unsecured multicurrency revolving credit facility and for general corporate purposes.
On October 14, 2026, the Company repaid $1.0 billion aggregate principal amount of its 3.375% senior unsecured notes due October 15, 2026 upon their maturity.

FULL YEAR 2026 OUTLOOK

The following full year 2026 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of October 27, 2026. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking statements” included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for October 27, 2026 through December 31, 2026: (a) 1,575 Argentinean Pesos; (b) 5.10 Brazilian Reais; (c) 1.39 Canadian Dollars; (d) 970 Chilean Pesos; (e) 3,240 Colombian Pesos; (f) 0.89 Euros; (g) 11.80 Ghanaian Cedis; (h) 136 Kenyan Shillings; (i) 18.10 Mexican Pesos; (j) 1,370 Nigerian Naira; (k) 5,810 Paraguayan Guarani; (l) 3.45 Peruvian Soles; (m) 16.50 South African Rand; (n) 4,020 Ugandan Shillings; and (o) 580 West African CFA Francs.
As a result of Data Centers segment outperformance, the Company is raising the midpoint of its full year 2026 outlook for property revenue by $55 million. The midpoint of Adjusted EBITDA is unchanged from the Company’s prior outlook. The Company is lowering the midpoints for net income and net income attributable to AMT common stockholders by $30 million and $30 million, respectively, primarily due to unrealized losses for equity securities. The Company is maintaining the prior outlook midpoint of AFFO attributable to AMT common stockholders and raising the midpoint of AFFO attributable to AMT common stockholders per share by $0.02, primarily due to capital allocation decisions.
Additional information pertaining to the impact of foreign currency and Secured Overnight Financing Rate fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2026 Outlook: ($ in millions, except per share amounts.)	Full Year 2026			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)(2)	$10,785	to	$10,865	5.0%
Net income	3,253	to	3,308	24.8%
Net income attributable to AMT common stockholders	3,183	to	3,238	26.9%
Adjusted EBITDA(3)	7,248	to	7,303	2.0%
AFFO attributable to AMT common stockholders	5,148	to	5,203	2.6%
AFFO attributable to AMT common stockholders per Share	$11.04	to	$11.16	3.2%
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(1)Includes U.S. & Canada segment property revenue of $5,085 million to $5,095 million, Latin America segment property revenue of $1,813 million to $1,833 million, Africa & APAC segment property revenue of $1,644 million to $1,664 million, Europe segment property revenue of $1,025 million to $1,045 million and Data Centers segment property revenue of $1,218 million to $1,228 million, reflecting midpoint growth rates of (3.0)%, 11.0%, 16.2%, 10.4% and 16.1%, respectively. The U.S. & Canada growth rate includes an estimated negative impact of over 3% associated with a decrease in non-cash straight-line revenue recognition. Data Centers segment property revenue reflects revenue from the Company’s data center facilities and related assets.
(2)Property revenue growth rate includes an estimated negative impact of approximately 2% associated with a decrease in straight-line revenue recognition.
(3)Adjusted EBITDA growth rate includes an estimated negative impact of approximately 2% associated with a decrease in net straight-line revenue recognition.

2026 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property(2)	Latin America Property	Africa & APAC Property	Europe Property	Data Centers Property(3)	Total Property
International pass-through revenue	N/A	$517	$500	$242	N/A	$1,259
Straight-line revenue	(124)	4	33	3	22	(62)
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(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)U.S. & Canada property revenue includes revenue from all assets in the United States and Canada, other than data center facilities and related assets.
(3)Data Centers property revenue reflects revenue from the Company’s data center facilities and related assets.

2026 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. & Canada Property	Latin America Property	Africa & APAC Property	Europe Property	Total Property
Organic Tenant Billings	~0.5%	(~3%)	~8.5%	~4%	~1%
New Site Tenant Billings	~0%	~0%	~3.5%	~4%	~1%
Total Tenant Billings Growth	~0.5%	(~3%)	~12%	~8%	~2%
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(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below. Tenant Billings Growth is not applicable to the Data Centers segment. For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2026
Discretionary capital projects(1)	$1,035	to	$1,065
Ground lease purchases	190	to	210
Start-up capital projects	40	to	60
Redevelopment	315	to	345
Capital improvement	170	to	180
Corporate	15	–	15
Total	$1,765	to	$1,875
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(1)Includes the construction of 1,300 to 1,900 communications sites globally and $695 million of development spend in the Company’s Data Centers segment.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2026
Net income	$3,253	to	$3,308
Interest expense	1,446	to	1,436
Depreciation, amortization and accretion	2,065	to	2,075
Income tax provision	490	–	490
Stock-based compensation expense	149	–	149
Other, including other operating expenses, interest income, (gain) loss on retirement of long-term obligations and other (income) expense	(155)	–	(155)
Adjusted EBITDA	$7,248	to	$7,303

Reconciliation of Outlook for AFFO attributable to AMT common stockholders to Net income: ($ in millions, except share and per share data, totals may not add due to rounding.)
	Full Year 2026
Net income	$3,253	to	$3,308
Straight-line revenue	62	–	62
Straight-line expense	32	–	32
Depreciation, amortization and accretion	2,065	to	2,075
Stock-based compensation expense	149	–	149
Deferred portion of income tax and other income tax adjustments	149	–	149
Other, including other operating expense, amortization of deferred financing costs, debt discounts and premiums, (gain) loss on retirement of long-term obligations, other (income) expense and long-term deferred interest charges	58	–	58
Capital improvement capital expenditures	(170)	to	(180)
Corporate capital expenditures	(15)	–	(15)
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests	(435)	–	(435)
AFFO attributable to AMT common stockholders	$5,148	to	$5,203
Divided by weighted average diluted shares outstanding (in thousands)	466,200	–	466,200
AFFO attributable to AMT common stockholders per Share	$11.04	to	$11.16

Reconciliation of Outlook for EBITDA to AFFO attributable to AMT common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share: ($ in millions, except share and per share data, totals may not add due to rounding.)

	Full Year 2026
Adjusted EBITDA	$7,248	to	$7,303
Straight-line revenue	62	–	62
Straight-line expense	32	–	32
Cash interest expense	(1,395)	to	(1,385)
Interest income	162	–	162
Cash paid for income taxes	(341)	–	(341)
Capital improvement capital expenditures	(170)	to	(180)
Corporate capital expenditures	(15)	–	(15)
Adjustments and dividends from non-controlling interest	(435)	–	(435)
AFFO Attributable to Common Stockholders	$5,148	to	$5,203
Divided by weighted average shares outstanding	466,200	–	466,200
AFFO attributable to AMT common stockholders per Share	$11.04	to	$11.16

Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended September 30, 2026 and its updated outlook for 2026. Supplemental materials for the call will be available on the Company’s website, www.americantower.com.

Pre-Registration Link for Dial-in Access
Participants can pre-register for the conference call here to receive dial-in information and a personalized PIN.

Access via Webcast
The earnings call will be broadcast live (listen only) and can be replayed shortly after the conclusion of the call via the Investor Relations webcast at https://www.americantower.com/investor-relations/webcasts.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 147,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations hub at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Segment Gross Margin, Segment Operating Profit, Segment Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.
These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.
Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.
Revenue Components
In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings; (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.
Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.
New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. In certain cases, this could also include the net impact of certain divestitures. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.
Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.
International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.
Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.
Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e., does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.
Foreign currency exchange impact: The majority of the Company’s Latin America, Africa & APAC and Europe revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.
Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as customer settlements, fiber solutions revenue and data centers revenue.

Non-GAAP and Defined Financial Measure Definitions
Adjusted EBITDA: Net income before Income (loss) from equity method investments; Income (loss) from discontinued operations, net of taxes; Income tax benefit (provision); Other income (expense); Gain (loss) on retirement of long-term obligations; Interest expense; Interest income; Other operating income (expense), including Goodwill impairment; Depreciation, amortization and accretion; and Stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.
Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, and (viii) other operating income (expense), less cash payments related to capital improvements and cash payments related to corporate capital expenditures and including adjustments and distributions for unconsolidated affiliates and noncontrolling interests and adjustments for discontinued operations, which includes the impact of noncontrolling interests and discontinued operations on both Nareit FFO and the corresponding adjustments included in AFFO. The Company believes this measure provides valuable insight into the operating performance of its assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may otherwise cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector. The Company believes providing this metric, excluding the impacts of noncontrolling interests, enhances transparency, given the minority interests in its Europe business and its U.S. data center business.
AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.
Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including the impacts associated with discontinued operations and payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.
Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion, and including adjustments and distributions for unconsolidated affiliates and noncontrolling interests and adjustments for discontinued operations. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Net Debt: Total long-term debt, including current portion and for periods beginning in the first quarter of 2019, finance lease liabilities, less cash and cash equivalents.
Net Leverage Ratio: Net debt (total long-term debt, including current portion, and for periods beginning in the first quarter of 2019, finance lease liabilities, less cash and cash equivalents) divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.
New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.
Segment Gross Margin: Revenues less operating expenses, excluding depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.
Segment Operating Profit: Segment Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.
Segment Operating Profit and Segment Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).
Segment Operating Profit Margin: The percentage that results from dividing Segment Operating Profit by revenue.
Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2026 outlook and other targets, foreign currency exchange rates, our expectations regarding our stock repurchase program, the creditworthiness and financial strength of our customers, the expected impacts of strategic partnerships on our business, our expectations for the closing of signed agreements and the expected impacts of such agreements on our business and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) our business, results of operations and financial condition could be negatively impacted by disputes with our customers; (3) a substantial portion of our current and projected future revenue is derived from a small number of customers, and we are sensitive to adverse changes in the creditworthiness and financial strength of our customers; (4) increasing competition within our industries may materially and adversely affect our revenue; (5) if our customers consolidate their operations, exit their businesses or share site infrastructure to a significant degree, our growth and revenue could be materially and adversely affected; (6) competition to build or purchase assets could adversely affect our ability to achieve our return on investment criteria; (7) new technologies or changes, or lack thereof, in our or a customer’s business model could make our communications infrastructure leasing business less desirable and result in decreasing revenues and operating results; (8) divestitures may materially and adversely affect our financial condition, results of operations or cash flows; (9) our use of joint ventures and strategic partnerships may expose us to risks associated with jointly owned investments; (10) our leverage, debt service obligations and repurchase activity may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and may reduce funds available to satisfy our distribution requirements; (11) increased inflation and interest rates may adversely affect us by increasing costs beyond what we can recover through price increases; (12) restrictive covenants in the agreements related to our securitization transaction, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (13) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (14) our business, and that of our customers, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (15) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (16) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (17) we could have liability under environmental and occupational safety and health laws; (18) we may be adversely affected by regulations related to climate change; (19) if we, or third parties on which we rely, experience technology failures, including cybersecurity incidents or the loss of personally identifiable information, we may incur substantial costs and suffer other negative consequences, which may include reputational damage; (20) our data center segment contains certain operational differences from our tower leasing operations, resulting in different operational risks. If we do not successfully operate our data center segment or identify or manage the related operational risks, such operations may produce results that are lower than anticipated; (21) if we are unable to protect our rights to the land under our towers and buildings in which our data centers are located, it could adversely affect our business and operating results; (22) our business depends on effective data governance, and failures in our data governance frameworks could adversely affect our operations; (23) the transformation initiatives we undertake may not deliver the results we expect; (24) our expansion initiatives involve a number of risks and uncertainties that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (25) our towers, data centers, other telecommunications assets or computer systems may be affected by natural disasters (including as a result of climate change), public perception of health risks and other unforeseen events for which our insurance may not provide adequate coverage or result in increased insurance premiums; and (26) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information that is provided in the section entitled “Risk Factors” in our most recent annual report on Form 10-K, and other risks described in documents we subsequently file from time to time with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,871.9	$1,474.8
Restricted cash	135.4	130.4
Accounts receivable, net	622.2	650.3
Prepaid and other current assets	520.8	486.3
Total current assets	3,150.3	2,741.8
PROPERTY AND EQUIPMENT, net	20,739.3	20,356.3
GOODWILL	12,128.4	12,255.5
OTHER INTANGIBLE ASSETS, net	13,712.6	14,530.7
DEFERRED TAX ASSET	167.0	151.4
DEFERRED RENT ASSET	3,743.7	3,851.3
RIGHT-OF-USE ASSET	8,360.2	8,426.5
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	978.8	876.9
TOTAL	$62,980.3	$63,190.4
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$209.9	$259.8
Accrued expenses	1,209.5	1,112.5
Distributions payable	839.0	818.6
Accrued interest	261.7	425.2
Current portion of operating lease liability	648.2	584.9
Current portion of long-term obligations	5,363.5	3,387.8
Unearned revenue	402.8	325.0
Total current liabilities	8,934.6	6,913.8
LONG-TERM OBLIGATIONS	32,215.2	33,832.5
OPERATING LEASE LIABILITY	7,067.3	7,158.7
ASSET RETIREMENT OBLIGATIONS	2,522.4	2,512.9
DEFERRED TAX LIABILITY	1,520.1	1,440.3
OTHER NON-CURRENT LIABILITIES	955.1	976.9
Total liabilities	53,214.7	52,835.1
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock	4.8	4.8
Additional paid-in capital	15,551.8	15,215.3
Distributions in excess of earnings	(5,100.0)	(5,086.0)
Accumulated other comprehensive loss	(4,756.2)	(4,815.8)
Treasury stock	(2,183.8)	(1,665.8)
Total American Tower Corporation equity	3,516.6	3,652.5
Noncontrolling interests	6,249.0	6,702.8
Total equity	9,765.6	10,355.3
TOTAL	$62,980.3	$63,190.4

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
REVENUES:
Property	$2,734.0	$2,616.3	$8,091.7	$7,631.9
Services	51.4	101.1	180.3	275.2
Total operating revenues	2,785.4	2,717.4	8,272.0	7,907.1
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property	724.9	657.0	2,097.6	1,897.2
Services	32.0	53.8	103.9	136.8
Depreciation, amortization and accretion	519.4	522.9	1,552.0	1,525.7
Selling, general, administrative and development expense(1)	228.2	233.0	719.4	704.2
Other operating expenses (income)	11.9	17.4	22.1	(41.9)
Total operating expenses	1,516.4	1,484.1	4,495.0	4,222.0
OPERATING INCOME	1,269.0	1,233.3	3,777.0	3,685.1
OTHER INCOME (EXPENSE):
Interest income	47.7	36.1	128.1	93.6
Interest expense	(366.1)	(347.1)	(1,067.9)	(1,015.0)
Loss on retirement of long-term obligations	—	—	(3.2)	—
Other (expense) income (including unrealized foreign currency gains (losses) of $27.0, $18.0, $137.2 and $(811.7) respectively)	(52.2)	27.7	91.8	(684.4)
Total other expense	(370.6)	(283.3)	(851.2)	(1,605.8)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	898.4	950.0	2,925.8	2,079.3
Income tax provision	(117.6)	(37.4)	(379.0)	(287.6)
NET INCOME	780.8	912.6	2,546.8	1,791.7
Net income attributable to noncontrolling interests	(15.0)	(59.3)	(54.0)	(82.9)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$765.8	$853.3	$2,492.8	$1,708.8
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$1.65	$1.82	$5.35	$3.65
Diluted net income attributable to American Tower Corporation common stockholders	$1.64	$1.82	$5.35	$3.64
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	465,323	468,287	465,817	468,036
DILUTED	465,758	469,039	466,327	468,856
_______________
(1)Selling, general, administrative and development expense includes stock-based compensation expense in aggregate amounts of $31.5 million and $124.1 million for the three and nine months ended September 30, 2026, respectively, and $41.9 million and $142.6 million for the three and nine months ended September 30, 2025, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,546.8	$1,791.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	1,552.0	1,525.7
Stock-based compensation expense	124.1	142.6
Loss on early retirement of long-term obligations	3.2	—
Other non-cash items reflected in statements of operations	92.5	796.3
Decrease (increase) in net deferred rent balances	24.0	(73.0)
Right-of-use asset and Operating lease liability, net	64.2	47.7
Changes in unearned revenue	59.2	81.9
Increase in assets	(100.7)	(237.7)
Decrease in liabilities	(85.1)	(38.7)
Cash provided by operating activities	4,280.2	4,036.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(1,167.8)	(1,101.2)
Payments for acquisitions, net of cash acquired	(263.1)	(420.2)
Proceeds from sales of short-term investments and other non-current assets	82.7	137.7
Deposits and other	(18.7)	(8.0)
Cash used for investing activities	(1,366.9)	(1,391.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	4,546.1	5,307.3
Proceeds from issuance of senior notes, net	2,466.6	2,153.3
Proceeds from other borrowings	—	1.2
Repayments of notes payable, credit facilities, senior notes, secured debt and finance leases(1)	(6,355.5)	(7,800.4)
Distributions to noncontrolling interest holders	(128.5)	(140.7)
Contributions from noncontrolling interest holders	5.1	148.1
Purchases of common stock	(503.0)	—
Proceeds from stock options and employee stock purchase plan	21.0	34.6
Distributions paid on common stock	(2,475.6)	(2,361.0)
Payment for early retirement of long-term obligations	(2.8)	—
Deferred financing costs and other financing activities(2)	(107.2)	(107.1)
Cash used for financing activities	(2,533.8)	(2,764.7)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	22.6	112.5
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	402.1	(7.4)
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,605.2	2,108.2
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$2,007.3	$2,100.8
CASH PAID FOR INCOME TAXES, NET	$227.5	$171.8
CASH PAID FOR INTEREST	$1,220.5	$1,105.2
_____________
(1)Nine months ended September 30, 2026 and September 30, 2025 include $2.5 million and $3.5 million of finance lease payments, respectively.
(2)Nine months ended September 30, 2026 and September 30, 2025 include $24.9 million and $24.1 million of perpetual land easement payments, respectively.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2026
	Property						Services	Total
	U.S. & Canada	Latin America	Africa & APAC	Europe	Data Centers(1)	Total Property
Segment revenues	$1,275	$460	$428	$258	$313	$2,734	$51	$2,785
Segment operating expenses	225	133	152	96	119	725	32	757
Segment Gross Margin	$1,051	$327	$276	$162	$194	$2,009	$19	$2,029
Segment SG&A(2)	41	25	20	16	29	130	6	136
Segment Operating Profit	$1,010	$302	$256	$147	$165	$1,879	$13	$1,893
Segment Operating Profit Margin	79%	66%	60%	57%	53%	69%	26%	68%

Growth Metrics
Revenue Growth	(3.3)%	10.4%	15.4%	5.9%	17.4%	4.5%	(49.2)%	2.5%
Total Tenant Billings Growth	0.0%	(2.1)%	11.6%	6.0%	N/A	1.7%
Organic Tenant Billings Growth	0.0%	(2.1)%	8.2%	4.2%	N/A	1.1%

Revenue Components(3)
Prior-Year Tenant Billings	$1,275	$300	$257	$164	$—	$1,996
Colocations/Amendments	25	7	19	5	—	56
Escalations	38	11	11	4	—	63
Cancellations	(63)	(24)	(9)	(1)	—	(97)
Other	(0)	0	0	(1)	—	(1)
Organic Tenant Billings	$1,275	$294	$278	$171	$—	$2,018
New Site Tenant Billings	0	(0)	9	3	—	12
Total Tenant Billings	$1,276	$294	$287	$174	$—	$2,030
Foreign Currency Exchange Impact(4)	(0)	24	(0)	(3)	—	21
Total Tenant Billings (Current Period)	$1,276	$318	$287	$171	$—	$2,051

Straight-Line Revenue	(30)	(7)	7	1	7	(24)
Pre-paid Amortization Revenue	20	1	0	20	—	42
Other Revenue	10	17	(13)	1	306	321
International Pass-Through Revenue	—	123	135	66	—	325
Foreign Currency Exchange Impact(5)	0	9	12	(1)	—	20
Total Property Revenue (Current Period)	$1,275	$460	$428	$258	$313	$2,734
_______________
(1)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(2)Excludes stock-based compensation expense.
(3)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(4)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(5)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2025
	Property						Services	Total
	U.S. & Canada	Latin America	Africa & APAC	Europe	Data Centers(1)	Total Property
Segment revenues	$1,319	$417	$371	$244	$267	$2,616	$101	$2,717
Segment operating expenses	217	132	114	89	104	657	54	711
Segment Gross Margin	$1,101	$284	$257	$154	$163	$1,959	$47	$2,007
Segment SG&A(2)	41	29	19	17	23	128	6	134
Segment Operating Profit	$1,060	$256	$238	$138	$140	$1,831	$41	$1,873
Segment Operating Profit Margin	80%	61%	64%	56%	53%	70%	41%	69%

Growth Metrics
Revenue Growth	0.1%	3.4%	22.5%	14.5%	14.1%	5.9%	92.9%	7.7%
Total Tenant Billings Growth	4.1%	3.2%	16.0%	6.9%	N/A	5.5%
Organic Tenant Billings Growth	3.9%	3.2%	13.5%	4.9%	N/A	5.0%

Revenue Components(3)
Prior-Year Tenant Billings	$1,226	$287	$207	$144	$—	$1,863
Colocations/Amendments	41	7	14	4	—	66
Escalations	37	15	13	4	—	69
Cancellations	(28)	(12)	(2)	(1)	—	(43)
Other	(1)	(1)	3	(0)	—	0
Organic Tenant Billings	$1,274	$296	$236	$151	$—	$1,956
New Site Tenant Billings	2	0	5	3	—	10
Total Tenant Billings	$1,275	$296	$241	$154	$—	$1,966
Foreign Currency Exchange Impact(4)	(0)	4	16	10	—	31
Total Tenant Billings (Current Period)	$1,275	$300	$257	$164	$—	$1,996

Straight-Line Revenue	17	(7)	12	2	3	27
Pre-paid Amortization Revenue	18	1	0	8	—	26
Other Revenue	9	4	3	8	263	287
International Pass-Through Revenue	—	117	93	58	—	268
Foreign Currency Exchange Impact(5)	0	1	5	5	—	11
Total Property Revenue (Current Period)	$1,319	$417	$371	$244	$267	$2,616
_______________
(1)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(2)Excludes stock-based compensation expense.
(3)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(4)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(5)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, except share and per share data, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended September 30,
	2026	2025
Net income	$780.8	$912.6
Income tax provision	117.6	37.4
Other expense (income)	52.2	(27.7)
Interest expense	366.1	347.1
Interest income	(47.7)	(36.1)
Other operating expense	11.9	17.4
Depreciation, amortization and accretion	519.4	522.9
Stock-based compensation expense	31.5	41.9
Adjusted EBITDA	$1,831.8	$1,815.5
Total revenue	$2,785.4	$2,717.4
Adjusted EBITDA Margin	66%	67%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended September 30,
	2026	2025
Net income	$780.8	$912.6
Real estate related depreciation, amortization and accretion	486.5	486.0
Losses from sale or disposal of real estate and real estate related impairment charges	8.8	11.4
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests(1)	(111.4)	(147.9)
Nareit FFO attributable to AMT common stockholders	$1,164.7	$1,262.1
Straight-line revenue	24.0	(27.7)
Straight-line expense	7.7	9.4
Stock-based compensation expense	31.5	41.9
Deferred portion of income tax and other income tax adjustments	53.4	(2.7)
Non-real estate related depreciation, amortization and accretion	32.9	36.9
Amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges	13.0	13.5
Other expense (income)(2)	52.2	(27.7)
Other operating expense(3)	3.1	6.0
Capital improvement capital expenditures	(43.9)	(48.4)
Corporate capital expenditures	(4.2)	(5.9)
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests(4)	0.6	45.7
AFFO attributable to AMT common stockholders	$1,335.0	$1,303.1
Divided by weighted average diluted shares outstanding (in thousands)	465,758	469,039
AFFO attributable to AMT common stockholders per Share	$2.87	$2.78
_______________
(1)Includes distributions to noncontrolling interest holders, distributions related to the outstanding mandatorily convertible preferred equity in connection with the Company’s agreements with certain investment vehicles affiliated with Stonepeak Partners LP and adjustments for the impact of noncontrolling interests on Nareit FFO attributable to American Tower Corporation common stockholders.
(2)For the three months ended September 30, 2026 and 2025, includes gains on foreign currency exchange rate fluctuations of $27.0 million and $18.0 million, respectively.
(3)Primarily includes acquisition-related costs, integration costs and disposition costs.
(4)Includes adjustments for the impact of noncontrolling interests on other line items, excluding those already adjusted for in Nareit FFO attributable to American Tower Corporation common stockholders.

The reconciliation of Adjusted EBITDA to AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended September 30,
	2026	2025
Adjusted EBITDA	$1,831.8	$1,815.5
Straight-line revenue	24.0	(27.7)
Straight-line expense	7.7	9.4
Cash interest expense	(353.1)	(333.6)
Interest income	47.7	36.1
Cash paid for income taxes	(64.2)	(40.1)
Capital improvement capital expenditures	(43.9)	(48.4)
Corporate capital expenditures	(4.2)	(5.9)
Adjustments and dividends for non-controlling interests	(110.8)	(102.2)
AFFO Attributable to Common Stockholders	$1,335.0	1,303.1
Divided by weighted average diluted shares outstanding	465.8	469.0
AFFO Attributable to Common Stockholders per Share	$2.87	$2.78

The reconciliations of segment gross margins are as follows:
	Three Months Ended September 30, 2026
	Property						Services	Total
	U.S. & Canada	Latin America	Africa & APAC	Europe	Data Centers	Total Property
Gross Margin	$903.6	$278.0	$221.7	$80.2	$39.1	$1,522.6	$19.4	$1,542.0
Real estate related depreciation, amortization and accretion	146.9	48.7	54.5	81.9	154.5	486.5	—	486.5
Segment Gross Margin	$1,050.5	$326.7	$276.2	$162.1	$193.6	$2,009.1	$19.4	$2,028.5

	Three Months Ended September 30, 2025
	Property						Services	Total
	U.S. & Canada	Latin America	Africa & APAC	Europe	Data Centers	Total Property
Gross Margin	$952.6	$234.0	$203.2	$74.3	$9.2	$1,473.3	$47.3	$1,520.6
Real estate related depreciation, amortization and accretion	148.8	50.2	53.5	80.0	153.5	486.0	—	486.0
Segment Gross Margin	$1,101.4	$284.2	$256.7	$154.3	$162.7	$1,959.3	$47.3	$2,006.6